Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS INCREASED SALES

AND EARNINGS PER SHARE FOR THE SECOND QUARTER 2008

DEERFIELD, Ill., July 31, 2008 – United Stationers Inc. (NASDAQ: USTR) North America’s largest broad line wholesale distributor of business products, today reported its second quarter 2008 results.

Second Quarter Financial Highlights

•                  GAAP diluted earnings per share rose 8% to $0.91 from $0.84.  Non-GAAP diluted earnings per share increased 14% to $0.96(1), after excluding a pre-tax gain of $4.7 million on the sale of the company’s former corporate headquarters, and a $6.7 million pre-tax asset impairment charge related to capitalized software development costs.

•                  Net sales for the second quarter increased nearly 10% to $1.25 billion.

•                  Gross margin was 14.5% of sales, down 33 basis points from last year’s second quarter.

•                  Operating expenses were $138.8 million, or 11.1% of sales, compared with $122.6 million, or 10.7% of sales in the 2007 quarter.  Excluding the items referred to above, this year’s operating expenses for the quarter were $136.8 million(1) or 10.9%(1) of sales.

•                  Second quarter 2008 operating margin was 3.5%, versus 4.1% in the prior-year quarter.  Excluding the items mentioned earlier, this year’s second quarter operating margin was 3.6%(1) .

•                  Net cash provided by operating activities for the latest six months totaled $63.0 million, versus net cash provided of $99.9 million for the same period last year.  Excluding the impact of accounts receivable sold, net cash provided by operating activities for the six months ended June 30, 2008 was $61.0 million(1) versus $74.9 million(1) in the same period last year.

“Executing our sales and operational initiatives enabled us to make progress on many fronts during the quarter, despite continued soft economic conditions,” said Richard W. Gochnauer, president and chief executive officer. “Sales growth rates improved sequentially from the first quarter across most product categories, and were boosted by a strong contribution from the ORS Nasco acquisition. Margins decreased, reflecting lower sales of high margin discretionary products within categories, reduced product cost inflation and significantly higher fuel costs. We have taken actions to offset the effects of the economic slowdown - including growth initiatives, margin improvement actions and further cost reductions - while continuing to invest in key strategic initiatives. Further gains in working capital efficiency contributed to strong cash flow results.”

Second Quarter Performance

Sales in the second quarter of 2008 rose by $110.1 million, a 9.7% increase over the prior year. Seven percent of the growth rate came from ORS Nasco, which was acquired in December 2007. The latest quarter also benefited from the timing of the Easter holiday, which fell in the first quarter versus the second quarter of last year.  Sales were up nearly 14.4% in the janitorial/breakroom category, up modestly in office products and technology, and partially offset by an 8% decrease in furniture sales.

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Gross margin in the second quarter of 2008 reached $182.0 million, compared with $169.7 million in the same period last year. Gross margin as a percent of sales for the second quarter of 2008 was 14.5%, down 33 basis points from the prior-year quarter.  Gross margin faced downward pressure from a lower margin sales mix within categories, lower product cost inflation and higher fuel costs.  Partially offsetting these unfavorable variances were increased supplier allowances, actions taken to offset fuel cost inflation, as well as an approximate 20 basis point benefit from higher margins at ORS Nasco.

Operating expenses for the latest quarter were $138.8 million, or 11.1% of sales, compared with $122.6 million, or 10.7% of sales, in the same quarter last year.  The increase in operating expense includes $9.5 million from ORS Nasco.  During the 2008 quarter, the company completed the sale of its former corporate headquarters, which resulted in a pre-tax gain of $4.7 million.  Conversely, the company recorded a pre-tax asset impairment charge of $6.7 million related to the SAP Hosted Solution for Business Products Resellers project, also known as Reseller Technology Solution (RTS).  Excluding the impact of these items, second quarter operating expenses were $136.8 million(1) or 10.9%(1) of sales. The adjusted increase to last year was due to higher expenses to fund various strategic initiatives such as facility relocation projects, as well as general inflation, which were partially offset by cost reduction actions.

“We are committed to helping third party software companies provide our office products dealers with superior technology platforms which include e-commerce and backoffice solutions to help them meet their customers’ needs,” said Mr. Gochnauer.  “To facilitate this, United has invested in electronic catalog technology, digital content, and third party software solutions - including RTS.  Due to delays in bringing RTS to market, and the acceleration of the development of other software solutions, we took a charge related to capitalized costs for our portion of RTS.  Despite this charge, we are encouraged by the recent progress of RTS as well as other software solutions, which will utilize our new electronic catalog technology and superior digital content to provide end consumers with the excellent shopping experience they desire.”

Operating income for the latest quarter was $43.2 million, or 3.5% of sales, compared with $47.1 million, or 4.1% of sales, in the second quarter of 2007.  After adjusting for the items mentioned earlier, operating income for the most recent quarter was $45.2 million(1) or 3.6%(1) of sales.

Diluted earnings per share for the 2008 quarter were $0.91, compared with $0.84 in the prior-year quarter.  Adjusted for the items previously noted, earnings per share for the current-year quarter were $0.96(1).  Earnings per share for this period included approximately $0.08 per share from ORS Nasco.

Six-Month Performance

Sales in the first half of 2008 rose $169.3 million, representing a 7.3% increase over the prior year, with 6.6% related to ORS Nasco.  Diluted earnings per share for year-to-date 2008 were $1.79, compared with $1.74 in the prior year.  Adjusted for the items mentioned earlier, earnings per share for the latest six months were $1.84(1) up from $1.77(1) in the prior year, after excluding a $1.4 million pre-tax restructuring charge.  Earnings per share for the first half of 2008 included approximately $0.12 per share from ORS Nasco.

Cash Flow and Debt Trends

“Working capital and balance sheet management remain a priority,” commented Gochnauer.  “Our inventory management teams have achieved turnover improvements while delivering the exceptional service our customers expect.  This enabled us to produce strong cash flow and maintain a solid financial position, with debt at targeted levels. We have confidence in our cash flow outlook for the year, and will continue to take a measured approach in using our cash flow for priority capital projects, investment buys, acquisitions and share repurchases, while maintaining our strong capital structure.”

Net cash provided by operating activities totaled $63.0 million for the six months ended June 30, 2008, versus cash provided of $99.9 million a year ago.  Excluding the effects of accounts receivable sold, net cash provided by operating activities for the first half was $61.0 million(1), compared with $74.9 million(1) in the prior year.  Cash flow used in investing activities totaled $9.7 million in 2008.  Capital spending for the six months was $19.8 million and is expected to be approximately $30 million for 2008.

Outstanding debt totaled $466.8 million at June 30, 2008, up $323.3 million from the same time last year.  Outstanding debt plus securitization financing totaled $716.8 million(1) at June 30, 2008, up $323.3 million(1) during the past 12 months. The increase in debt outstanding reflected share repurchases during the past year totaling $300 million, and the acquisition of ORS Nasco in December 2007 for approximately $180 million, partially offset by cash flow from operating activities of $181 million during this time.

Outlook

“We are encouraged by our second quarter results and the positive impact of our internal initiatives. The July sales growth trend is in line with our year-to-date June growth rate,” Gochnauer stated.

“Our supplier and reseller partners continue to tell us that the marketing and distribution services we offer as a wholesaler are even more critical during times of slow growth, high fuel costs and tight credit markets. Given strong economic headwinds, we are focused on diligent cost controls and working capital management, while pursuing growth opportunities in targeted channels and categories. In addition, we expect higher product cost inflation in the second half of the year, based on announced supplier price increases,” Gochnauer concluded.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, August 1, 2008 at 10:00 a.m. CT, to discuss second quarter results. To participate, callers within the U.S. should dial (800) 762-8795 and international callers should dial (480) 248-5085 approximately 10 minutes before the presentation. Provide the operator with the conference call title “Q2 2008 United Stationers Earnings Conference Call.” To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release, along with other information relating to the call, also will be available on United’s Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers that sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of these items to be exhaustive or complete.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2007 of $4.6 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.6% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$1,251,335	$1,141,205	$2,503,809	$2,334,521
Cost of goods sold	1,069,312	971,527	2,137,485	1,984,782
Gross profit	182,023	169,678	366,324	349,739

Operating expenses:
Warehousing, marketing and administrative expenses	138,806	122,598	278,701	250,355
Restructuring charge	—	—	—	1,378

Total operating expenses	138,806	122,598	278,701	251,733

Operating income	43,217	47,080	87,623	98,006

Interest expense, net	6,442	3,137	13,743	5,167

Other expense, net	1,992	3,648	4,233	7,059

Income before income taxes	34,783	40,295	69,647	85,780

Income tax expense	13,309	16,186	26,857	34,432

Net income	$21,474	$24,109	$42,790	$51,348

Net income per common share - diluted	$0.91	$0.84	$1.79	$1.74
Weighted average number of common shares – diluted	23,659	28,798	23,968	29,515

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of June 30,		As of
	2008	2007	Dec. 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$24,625	$10,780	$21,957
Accounts receivable, net	316,848	246,218	321,305
Retained interest in receivables sold, net*	123,580	130,272	94,809
Inventories	643,316	614,396	715,161
Other current assets	35,059	36,741	38,595
Total current assets	1,143,428	1,038,407	1,191,827

Property, plant and equipment, net	160,695	169,428	173,123
Intangible assets, net	66,426	25,479	68,756
Goodwill, net	314,359	225,816	315,526
Other long-term assets	15,639	16,916	16,323
Total assets	$1,700,547	$1,476,046	$1,765,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$436,870	$367,067	$448,608
Accrued liabilities	160,461	165,399	199,961
Total current liabilities	597,331	532,466	648,569

Deferred income taxes	29,092	12,429	30,172
Long-term debt	466,800	143,500	451,000
Other long-term liabilities	49,319	54,241	61,560
Total liabilities	1,142,542	742,636	1,191,301

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 37,217,814 shares in 2008 and 2007	3,722	3,722	3,722
Additional paid-in capital	381,033	371,662	376,379
Treasury stock, at cost – shares 13,823,813 and 9,178,785 shares at June 30, 2008 and 2007, respectively and 12,645,513 shares at December 31, 2007	(716,581)	(430,089)	(650,187)
Retained earnings	901,465	803,484	859,292
Accumulated other comprehensive loss	(11,634)	(15,369)	(14,952)
Total stockholders’ equity	558,005	733,410	574,254
Total liabilities and stockholders’ equity	$1,700,547	$1,476,046	$1,765,555

*The June 30, 2008 and 2007 and December 31, 2007 accounts receivable balances exclude $250.0 million, $250.0 million and $248.0 million, respectively, of accounts receivable sold through a securitization program.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$42,790	$51,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,520	21,803
Share-based compensation	4,386	3,989
Asset impairment charge	6,727	—
Write down of assets held for sale	—	546
(Gain) loss on the disposition of property, plant and equipment	(4,759)	121
Amortization of capitalized financing costs	515	460
Excess tax benefits related to share-based compensation	(323)	(5,367)
Deferred income taxes	(2,757)	(4,615)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Decrease in accounts receivable, net	4,820	27,662
Increase in retained interest in receivables sold, net	(28,771)	(23,124)
Decrease in inventory	72,157	66,791
Decrease (increase) in other assets	5,509	(8,760)
Increase in accounts payable	9,673	29,232
Decrease in checks in-transit	(21,125)	(44,796)
Decrease in accrued liabilities	(35,987)	(9,923)
Decrease in other liabilities	(12,411)	(5,476)
Net cash provided by operating activities	62,964	99,891
Cash Flows From Investing Activities:
Capital expenditures	(19,762)	(6,833)
Sale of Canadian Division	—	1,295
ORS Nasco acquisition purchase price adjustment	360	—
Proceeds from the disposition of property, plant and equipment	9,707	6
Net cash used in investing activities	(9,695)	(5,532)
Cash Flows From Financing Activities:
Borrowings under Revolving Credit Facility	15,800	26,200
Net proceeds from the exercise of stock options	1,026	21,680
Acquisition of treasury stock, at cost	(67,505)	(151,693)
Excess tax benefits related to share-based compensation	323	5,367
Payment of debt issuance costs	(256)	(125)
Net cash used in financing activities	(50,612)	(98,571)
Effect of exchange rate changes on cash and cash equivalents	11	3
Net change in cash and cash equivalents	2,668	(4,209)
Cash and cash equivalents, beginning of period	21,957	14,989
Cash and cash equivalents, end of period	$24,625	$10,780

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	As of June 30,
	2008	2007	Change
Long-term debt	$466,800	$143,500	$323,300
Accounts receivable sold	250,000	250,000	—
Total debt and securitization (adjusted debt)	716,800	393,500	323,300
Stockholders’ equity	558,005	733,410	(175,405)
Total capitalization	$1,274,805	$1,126,910	$147,895

Adjusted debt to total capitalization	56.2%	34.9%	21.3%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Six Months Ended June 30,
	2008	2007
Cash Flows From Operating Activities:
Net cash provided by operating activities	$62,964	$99,891
Excluding the change in accounts receivable sold	(2,000)	(25,000)
Net cash provided by operating activities excluding the effects of receivables sold	$60,964	$74,891

Cash Flows From Financing Activities:
Net cash used in financing activities	$(50,612)	$(98,571)
Including the change in accounts receivable sold	2,000	25,000
Net cash used in financing activities including the effects of receivables sold	$(48,612)	$(73,571)

Note: Net cash provided by operating activities, excluding the effects of receivables sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

 (in millions, except per share data)

	For the Three Months Ended June 30,
	2008		2007
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,251.3	100.00%	$1,141.2	100.00%

Gross profit	$182.0	14.54%	$169.7	14.87%

Operating Expenses	$138.8	11.09%	$122.6	10.74%
Asset impairment charge	(6.7)	-0.54%	—	—
Gain on the sale of the former corporate headquarters	4.7	0.38%	—	—

Adjusted operating expenses	$136.8	10.93%	$122.6	10.74%

Operating income	$43.2	3.45%	$47.1	4.13%
Operating expense items noted above	2.0	0.16%	—	—
Adjusted operating income	$45.2	3.61%	$47.1	4.13%

Net income per share - diluted	$0.91		$0.84
Per share operating expense items noted above	0.05		—
Adjusted net income per share - diluted	$0.96		$0.84

Weighted average number of common shares - diluted	23,659		28,798

Note: Adjusted Operating Income and Earnings Per Share exclude the effects of a gain on the sale of the company’s former headquarters and the asset impairment charge related to RTS.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

 (in millions, except per share data)

	For the Six Months Ended June 30,
	2008		2007
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$2,503.8	100.00%	$2,334.5	100.00%

Gross profit	$366.3	14.63%	$349.7	14.98%

Operating expenses	$278.7	11.13%	$251.7	10.78%
Restructuring charge	—	—	(1.4)	-0.06%
Asset impairment charge	(6.7)	-0.27%	—	—
Gain on sale of the former corporate headquarters	4.7	0.19%	—	—
Adjusted operating expenses	$276.7	11.05%	$250.3	10.72%

Operating income	$87.6	3.50%	$98.0	4.20%
Operating expense items noted above	2.0	0.08%	1.4	0.06%
Adjusted operating income	$89.6	3.58%	$99.4	4.26%

Net income per share - diluted	$1.79		$1.74
Per share operating expense items noted above	0.05		0.03
Adjusted net income per share - diluted	$1.84		$1.77

Weighted average number of common shares - diluted	23,968		29,515

Note: Adjusted Operating Income and Earnings Per Share exclude the effects of a gain on the sale of the company’s former headquarters, the asset impairment charge related to RTS and a restructuring charge.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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